MSGI Announces Completed Divestiture And Pending Acquisitions
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New York, New York, April 1, 2004 - Media Services Group, Inc. (Nasdaq: MSGI), a
relationship marketing company, today announced it has sold its Los Angeles based Teleservices operations and is in the final stage of negotiations with two acquisition candidates.

The Los Angeles based Teleservices business has been acquired by SD&A Teleservices, Inc., a wholly owned subsidiary of the Robert W. Woodruff Arts Center based in Atlanta Georgia. Woodruff, home to the Atlanta Symphony Orchestra and other local nonprofit organizations has been a long-term client of the company, and as such is uniquely qualified to carry out the telefundraising and telemarketing mission of the business. The terms of the sale were not immediately released.

MSGI has negotiated and is in receipt of several term sheets, which it believes will lead to one or two acquisitions over the course of the next 90 days. Each of these businesses is focused on the development and deployment of technology solutions, servicing the media and entertainment sector and the security industry. No assurance can be given that either such acquisition can be consummated.

Jeremy Barbera, Chairman and CEO commented, "given current market conditions, our Teleservices subsidiary is better suited to nonprofit ownership. Historically, our greatest success as a company has been derived from those businesses that leverage information and technology, and we will be concentrating on such capabilities in the future. Management has spent the past six months investigating strategic opportunities that have the potential to improve shareholder value, both now and well into the next decade. These products and services have global reach and will not be subject to the seasonality of prior businesses. We are about to embark on a period of expansion for the company, which begins with our first acquisition of 2004, expected to close in April."

About Media Services Group, Inc.
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Media Services Group,  Inc. (Nasdaq:  MSGI) is a relationship  marketing company focused on assisting corporations with customer acquisition and retention strategies and solutions. General Electric Company has been the largest shareholder of the Company since 1997. The corporate headquarters is located at 333 Seventh Avenue, New York, NY 10001. Telephone: 917-339-7134. Additional information is available on the Company's website:

http://www.mediaservices.com.
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The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, consumer spending levels and other factors could cause actual results to differ materially from the Company's expectations.